Exhibit 23.1

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statements (No.’s 333-53848 and 333-104544) on Form S-8 of Harvard Bioscience, Inc., and subsidiaries of our report dated May 10, 2004, with respect to the balance sheet of KD Scientific, Inc., as of December 31, 2003, and the related statements of operations, shareholder’s equity and cash flows for the year then ended, which report appears in the Form 8-K/A of Harvard Bioscience, Inc. filed May 17, 2004.

/s/ KPMG LLP

Boston, Massachusetts
May 14, 2004